Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Separation Agreement”) dated October 19, 2015 is entered into by and between David M. DeMedio (“Executive” or “you”) and USA Technologies, Inc. (the “Company”), and confirms the agreement that has been reached with you in connection with your separation from the Company.

1.                   Termination of Employment.  You agree that your separation shall be effective as of October 14, 2015 (the “Separation Date”) and, as of such date, you shall resign from and cease to be employed by the Company and each and every subsidiary or affiliate of the Company in all capacities, including but not limited to, your capacity as Chief Services Officer, and execute the Resignation Letter annexed hereto as Exhibit “A.”

2.                    Consulting Pay.  In consideration of your execution of this Separation Agreement and your compliance with its terms and conditions, including performance of the consulting services described in Section 9, the Company, in good faith, agrees to provide you (subject to the terms and conditions set forth in this Separation Agreement) with (i) an aggregate amount of Two Hundred and Seventy Thousand Dollars ($270,000), and (ii) an aggregate amount of Sixty-Seven Thousand Five Hundred Dollars ($67,500) (collectively, the “Consulting Pay”), less withholding of taxes and other deductions required by law. You will receive the Consulting Pay set forth in subsection (i) above in twenty-six equal consecutive payments of $10,384.62 on a bi-weekly basis in accordance with the Company’s regular payroll practices, commencing with the first pay period following the date hereof. You will receive the Consulting Pay set forth in subsection (ii) above in four equal quarterly installments of $16,875 on January 14, 2016, April 14, 2016, July 14, 2016, and October 14, 2016.

3.            Stock and Stock Options.  In addition to the Consulting Pay set forth in paragraph 2 hereof, the Company will vest and provide you (subject to the terms and conditions set forth in this Separation Agreement) with the following:

a.            the 6,387 shares of Company common stock which were awarded to you in connection with the 2014 Long Term Incentive Plan, and which would have vested on June 30, 2016;

b.            the 7,396 shares of Company common stock which were awarded to you as a bonus on July 24, 2015, and which would have vested on August 1, 2016;

c.            the 22,314 shares of Company common stock which were awarded to you in connection with the 2015 Long Term Incentive Plan, of which 7,438 shares vested on June 30, 2015, 7,438 would have vested on June 30, 2016, and 7,438 would have vested on June 30, 2017; and

d.           the 60,000 non-qualified stock options, exercisable at $1.80 per share, which were awarded to you on August 24, 2014 under the 2014 Stock Option Incentive Plan, of which 30,000 would have vested on September 1, 2016 and 30,000 would have vested on September 1, 2017.

The certificates representing the 36,097 shares referred to in paragraphs 3.a, 3.b and 3.c, and the 60,000 stock options referred to in Section 3.d shall be issued to you within five (5) business days of the date hereof.

4.            Paid Time Off. Within five (5) business days of your execution of this Separation Agreement, the Company shall provide you an amount that is attributable to one-hundred and twenty (120) hours of your paid time off (“PTO”) in accordance with the PTO Policy of the Company.

5.                   No Other Payments, Benefits or Stock.  After the Separation Date, you have relinquished any right to receive, and you will not receive, base salary, annual or other bonus, any further Company stock or stock options, life insurance coverage, long-term disability coverage, supplemental disability coverage, automobile allowance, 401(k) plan contributions or paid vacation and holidays compensation. You shall not participate or receive any benefits under the Company’s fiscal year 2016 short-term cash incentive plan, which was approved by the Board of Directors of the Company (the “Board”) on July 24, 2015 and modified on July 29, 2015, or the fiscal year 2016 long-term stock incentive plan, which was approved by the Board on July 24, 2015. The only payments, benefits, stock and stock options you shall receive are those set forth in paragraphs 2, 3, 4 and 6 hereof, together with the indemnification rights in accordance with paragraph 16 hereof.

6.                   COBRA.  If you timely elect continued group medical and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay directly or reimburse you for: (a) the COBRA premium payments for you and your eligible dependents under the Company’s group medical and dental insurance plans for the first twelve (12) months following the Separation Date; provided, however, that you shall continue to pay the applicable employee contribution, which shall be deducted from the Consulting Pay.

7.                   Tax Obligations.  You have agreed that the Company may deduct from the payments to be made to you pursuant to paragraph 2 any and all required income and payroll taxes which it has customarily withheld from you prior to the Separation Date.  Any and all income and payroll tax withholding obligations of the Company in connection with the 36,097 shares of Company common stock issuable to you pursuant to paragraphs 3.a, 3.b and 3.c hereof shall be paid by you either through cancellation of the appropriate amounts of the foregoing shares of Company common stock or your cash payment to the Company. As the amount of your obligations under this paragraph 7 are not known as of the date hereof, and in order to evidence your obligations under this paragraph 7, the certificates representing the 36,097 shares to be issued to you pursuant to paragraphs 3.a, 3.b and 3.c hereof will bear the following legend: “The shares represented by this certificate are subject to all of the terms and conditions of paragraph 7 of the Separation Agreement and Release dated October 19, 2015, a copy of which is on file and available for inspection during normal business hours at the Company’s principal office.” The Company shall have this legend removed following your satisfaction of your obligations under this Section 7 with respect to the shares evidenced by the certificate.

8.                    Continuing Obligations.  You have agreed to continue to be bound by the provisions in Sections 5, 6 and 7 of your employment agreement with the Company (as more fully defined in paragraph 12 hereof, the “DeMedio Employment Agreement”), notwithstanding the provisions of paragraph 12 hereof, which shall remain in full force and effect as to you subsequent to the date hereof. The one-year periods referred to in Sections 5.b and 6 of the DeMedio Employment Agreement shall commence on the Separation Date.

9.                   Cooperation and Consulting.  From and after the date hereof, and in consideration of the payments being made to you pursuant to paragraphs 2 and 3 hereof, you agree that you will diligently and in good faith cooperate with, and provide consulting services to, the Company, its subsidiaries and affiliates, and any of their officers, directors, shareholders, agents, or employees with respect to: (a) requests for information about the business of the Company or its subsidiaries or affiliates or your involvement or participation therein; (b) transition and succession matters, including but not limited to, preparing and delivering to the Company within five (5) business days following the date hereof a written transition plan outlining all duties that need to be transitioned; (c) in connection with any investigation or review by the Company, the Company’s insurance carriers, or any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the SEC), as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company; and (d) any threatened or pending litigation against or involving the Company, including making yourself available for interviews with attorneys and for depositions, searching for, identifying and producing documents, electronic media and information, providing truthful testimony as a witness or in affidavits and participating in legal discovery at the request of the Company or its attorneys without the necessity of subpoenas or formal legal process. The duties to be set forth in the transition plan shall include, but not be limited to: (i) continuation of the transition of the accounting and finance functions from you to the new Chief Financial Officer; (ii) transitioning Company information and knowledge to employees and members of the management, as necessary; and (iii) transitioning partner and customer relationships to employees and members of the management, as necessary. During the first year following the date hereof, you shall provide to the Company the consulting services described in subsections (a) and (b) above for up to 10 hours per week, with the aggregate number of hours for such services not to exceed 250 hours; provided, however, that the services described in subsections (c) and (d) above shall not be included in or covered by any of the foregoing, and shall continue to be performed by you on an as-needed basis following such one year period. Your cooperation shall also include, but not be limited to, being available to meet and speak with officers or employees of the Company and/or the Company’s counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing.

10.                 Company Property.  On the date hereof, you shall return to the Company all Company property in your possession or use, including, without limitation, all Company business plans, documents, files, fax machines, printers, cell phones, iPads, desktop computer, credit cards, building-access cards and keys, other electronic equipment, and any records, software or other data from your personal computers or laptops which are not themselves Company property, however stored, relating to the Company.

11.                Taxes.  Notwithstanding any provision of this Separation Agreement to the contrary, the Company, its affiliates, subsidiaries, successors, and each of their respective officers, directors, employees and representatives, neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws or regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any payment or benefits contemplated by this Separation Agreement including, but not limited to, when and to what extent such payments or benefits may be subject to tax, penalties and interest under the Tax Laws.

12.                 DeMedio Employment Agreement.  Except to the extent expressly preserved herein, the provisions of the DeMedio Employment Agreement are no longer binding on the Company or you and are hereby deemed null and void subsequent to the date hereof. As used in this Agreement, the term, “DeMedio Employment Agreement,” shall mean the Employment And Non-Competition Agreement dated April 12, 2005, as amended by a First Amendment thereto dated May 11, 2006, a Second Amendment thereto dated March 13, 2007, a Third Amendment thereto dated September 22, 2008, a Fourth Amendment thereto dated April 14, 2011, a Fifth Amendment thereto dated as of July 1, 2011, a Sixth Amendment thereto dated September 27, 2011, a Seventh Agreement thereto dated November 7, 2013, the letter dated September 24, 2009 issued by the Company to you, and the amendments approved by the Board on July 24, 2015 and July 29, 2015 relating to your appointment as the Chief Services Officer of the Company and the increase in your base salary, respectively.

13.                Standstill Agreement.  You will not do any of the following, directly or indirectly, without the prior written consent of the Company’s Board for a period commencing on the date hereof and ending on October 13, 2018:

a.           acquire or seek to acquire, in the aggregate, more than one percent (1%) of the then outstanding Common Stock or Series A Convertible Preferred Stock of the Company (jointly and severally, the “Voting Securities”);

b.          solicit proxies (or written consents), become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act or join in or participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) soliciting proxies (or written consents) in each case with respect to any Voting Securities of the Company in opposition to the recommendation or proposal of the Board with respect to (i) the election of directors to the Board, (ii) any Section 14a-8 shareholder proposals to be voted on at an annual or special meeting of shareholders, or (iii) the amendment of any provision of the Company’s Articles of Incorporation or By-laws;

c.            nominate persons for election to, or seek to remove any person from, the Board or propose any other business at any annual or special meeting of shareholders, or solicit written consents to take any action that would require that notice to the Company be provided pursuant to Section 3.02 of the Company’s By-laws;

d.          seek to initiate or join in, directly or indirectly, any merger, consolidation, recapitalization, liquidation or other business combination that would be in opposition to the recommendation or proposal of the Board with respect thereto;

e.           commence or encourage any derivative action in the name of the Company or any class action against the Company with respect to any facts or events relating to your resignation or the reasons therefor; or

f.            knowingly take any action to (i) advise, assist, encourage or finance any person in connection with any of the foregoing, (ii) publicly suggest or announce a desire to engage in a transaction that would result in any of the foregoing, or (iii) waive, modify or amend any provision of this paragraph 13.

Notwithstanding the foregoing, nothing in this Separation Agreement shall prohibit or restrict you from (A) voting any or all of your Voting Securities of the Company in your discretion, or (B) complying with any disclosure or other obligations under the rules and regulations of the Securities and Exchange Commission (“SEC”) or other securities laws.

14.                 Non-Disparagement.

(a)                In consideration of the  payments being made to you pursuant to paragraphs 2 and 3 hereof, you agree that you will not express, orally or in writing, any disparaging or unfavorable remarks, comments or criticisms with regard to the Company and/or its directors, officers, executives, shareholders, management, employees, agents, and representatives concerning any action taken or statement made by any of them prior to the date of this Agreement. You further agree that you will refrain from engaging in any publicity or any other activity that damages or impairs, or could damage or impair, the business, goodwill or reputation of the Company and its directors, officers, executives, shareholders, management, employees, agents, or representatives concerning any action taken or statement made by any of them prior to the date of this Agreement. Your obligations under this sub-section shall not apply to and nothing in this sub-section shall restrict you from making, expressing, releasing, or encouraging any such statements in connection with or arising out of (i) any legal action, claim, or proceeding whatsoever, including but not limited to, any arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any federal, state or local court or governmental agency, department, board, body or arbitrator, or similar panel or body, or (ii) compliance with or observance of any rule, law, regulation, decree, or order.

(b)                 The Company agrees that it will not express, orally or in writing, any disparaging or unfavorable remarks, comments or criticisms with regard to you concerning any action taken or statement made by you prior to the date of this Agreement. The Company’s obligations under the prior sentence shall not apply to and nothing in the prior sentence shall restrict the Company from making, expressing, releasing, or encouraging any such statements in connection with or arising out of (i) any legal action, claim or proceeding whatsoever, including but not limited to, any arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any federal, state or local court or governmental agency, department, board, body or arbitrator, or similar panel or body, or (ii) compliance with or observance of any rule, law, regulation, decree, or order.

(c)                  The terms of this paragraph shall survive the termination of this Agreement indefinitely.

15.                Release.

a.           You agree that, in consideration of this Separation Agreement, you hereby fully, forever, irrevocably and unconditionally remise, waive, release and discharge any and all claims, rights, complaints, causes of action, suits, damages, costs, attorneys’ fees, charges, liabilities, or obligations of any kind, nature or description whatsoever, which you ever had, now have or may have in the future against the Company and any of its subsidiaries or affiliated companies, and their respective successors and assigns, current and former officers, agents, directors, attorneys, representatives and employees, and their respective successors and assigns, heirs, executors and personal and legal representatives (jointly, the “Company Released Parties” or severally, a “Company Released Party”), based on any act, event or omission occurring before you execute this Separation Agreement arising out of, during or relating to your employment or services with the Company or the termination of such employment or services, or any other actions or omissions whatsoever taken by any Company Released Party occurring from the beginning of time to the present.  This waiver and release includes, but is not limited to, any claims which could be asserted now or in the future, known or unknown, under: common law, including, but not limited to, claims for attorneys fees, expenses, breach of express or implied duties, wrongful termination, defamation, negligence, fraud, invasion of privacy, promissory estoppel, interference with contractual relations, or violation of public policy; any policies, practices, or procedures of the Company; any federal or state statutes or regulations including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866 and 1871, the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. § 1001 et seq. (excluding those rights relating exclusively to employee pension benefits as governed by ERISA), the Family and Medical Leave Act, 29 U.S.C. § 2601 et. seq.; the Pennsylvania Human Relations Act; any contract of employment, express or implied; and any provision of any other law, common or statutory, of the United States, Pennsylvania or any applicable state.

Notwithstanding the foregoing, nothing contained in this Separation Agreement shall be deemed to release, acquit or discharge any Company Released Party from: (i) claims to enforce this Separation Agreement; or (ii) claims to rights of defense or indemnification, or to be held harmless, or coverage under the directors and officers liability insurance or Company rights of indemnification or claims of contribution or advancement of expenses that you have.

b.           For the purpose of implementing a full and complete release, you understand and agree that this Separation Agreement is intended to waive and release all claims, if any, which you may have and which you may not now know or suspect to exist in your favor against any Company Released Party and this Separation Agreement extinguishes those claims.

c.           By signing this Separation Agreement, you represent that you have not, and will not in the future, commence any action or proceeding arising out of the matters released hereby, and that you will not seek or be entitled to any award of legal or equitable relief in any such action or proceeding that may be commenced on your behalf; provided, however, that nothing contained herein shall prevent or prohibit you from bringing an action and seeking relief to enforce your rights under this Separation Agreement.  You further represent that you understand and agree that the Company is under no obligation to offer this Separation Agreement, and that you are under no obligation to consent to this waiver and release of claims.

16.                Indemnification of You.  The Company hereby agrees that you are entitled to coverage under, and use of, the Company’s existing directors and officer’s liability insurance, rights to Company indemnification and claims to contribution or advancement of expenses, subject to the terms of the applicable existing insurance, applicable law, applicable agreement, and the by-laws or articles of incorporation of the Company.

17.                Intellectual Property. All documents, data, know-how, designs, products, ideas, equipment, inventions, names, devices, marketing information, marketing method, marketing means, materials, software programs, hardware, configurations, information, or any other materials or data of any kind developed by you on behalf of the Company or at its direction or for the Company’s use, or otherwise devised, developed, created, or invented in connection with your employment with the Company or your affiliation with the Company (whether or not during normal working hours), are and shall remain the sole and exclusive property of the Company, and you do not and shall not have any right, title, or interest whatsoever thereto.  You hereby assign, transfer, and convey to the Company all of your right, title and interest in and to any and all such inventions, discoveries, improvements, modifications and other intellectual property rights, and agree to effectuate, confirm, or evidence such assignment, transfer and conveyance, including but not limited to, executing and delivering any and all applicable forms, documents, or applications required under any applicable copyright, patent, trademark, or other law, rule or regulation.

18.                 Non-Solicitation. For a one (1) year period following the date hereof, you shall not (a) directly or indirectly, attempt to hire, or hire, any person employed by the Company; or (b) directly or indirectly, interfere with the Company’s relations with any person employed by it.

19.                 Reference. At your request, the Company agrees to provide to any prospective employer a reference.

20.                Form 8-K. Within four business days following the Separation Date, the Company shall file with the SEC a Current Report on Form 8-K, in the form attached hereto as Exhibit “B,” reporting the events required to be reported under Item 5.02 thereof.

21.                Severability.  If any provision of this Separation Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; provided, however, the remaining provisions shall be enforced to the maximum extent possible.  Further, if a court should determine that any portion of this Separation Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

22.                 No Admission.  This Separation Agreement is not intended, and shall not be construed, as an admission that either you or the Company have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever.

23.                Specific Performance.  You and the Company acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Separation Agreement were not performed in accordance with its specific terms or were otherwise breached, and that such injury would not be adequately compensable in damages.  It is accordingly agreed that you and the Company shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other party hereto will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity, and each party further agrees to waive any requirement for the security or posting of any bond in connection with such remedy.  In the event any party brings an action to enforce or for breach of any of the terms of this Separation Agreement, such action shall only be brought in the Court of Common Pleas of Chester County, Pennsylvania, and you and the Company agree to not object to the jurisdiction of that court to resolve the dispute.

24.                No Waiver.  Any waiver by any party of a breach of any provision of this Separation Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Separation Agreement.  The failure of a party to insist upon strict adherence to any term of this Separation Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Separation Agreement.

25.                Successors and Assigns.  All the terms and provisions of this Separation Agreement shall inure to the benefit of, and shall be enforceable by and binding upon, the heirs, personal representatives, successors and assigns of each of the parties hereto.  You may not assign either this Separation Agreement or any of its rights, interest or obligations hereunder without the prior written approval of the Company.

26.                Entire Agreement.  This Separation Agreement, including the exhibits hereto, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all agreements, understandings and discussions, whether written or oral, between you and the Company, including the DeMedio Employment Agreement, except to the extent that it is expressly preserved herein, and the letter to you from the Company dated October 14, 2015.  The terms and conditions of the Indemnification Agreement dated May 10, 2007 by and between you and the Company shall remain in full force and effect. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings other than those expressly set forth in this Separation Agreement.  This Separation Agreement may be amended only by a written instrument duly executed by you and the Company or their respective heirs, personal representatives, successors or assigns.  Each party and its or his counsel cooperated and participated in the drafting and preparation of this Separation Agreement and the documents referred to herein.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Separation Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Separation Agreement shall be decided without regard to events of drafting or preparation.

27.                 Headings.  The paragraph headings contained in this Separation Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Separation Agreement.

28.                 Notices.  All notices, demands and other communications to be given or delivered under, or by reason of, the provisions of this Separation Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) upon sending (on the date sent if a business day, or if not sent on a business day, the first business day thereafter) if sent by facsimile, with electronic confirmation thereof, provided, however, that a copy is sent on the same day by registered mail, return receipt requested, in each case to the appropriate mailing and facsimile addresses set forth below, (c) one (1) day after being sent by a nationally recognized overnight carrier to the addresses set forth below or (d) when actually delivered if sent by any other method that results in delivery (with written confirmation of receipt):

If to the Company:

USA Technologies, Inc.
100 Deerfield Lane, Suite 140
Malvern, PA 19355

Attn: Stephen P. Herbert, Chief Executive Officer
Facsimile: 610-989-0704

If to Executive:

David M. DeMedio
95 Cherry Farm Lane
West Chester, PA 19382

in each case, or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth in this paragraph.

29.                Governing Law.  This Separation Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without reference to the conflict of laws principles thereof.

30.                Counterparts.  This Separation Agreement may be executed in counterparts and by facsimile or e-mail in portable documents format (.pdf), each of which shall be an original, but all of which together shall constitute one and the same Separation Agreement.

31.                Signed Agreement. If the Company does not receive a copy of this Separation Agreement which has been signed by you by no later than 5:00 p.m., Eastern Time, on Monday, October 19, 2015, this Separation Agreement shall automatically, and without any further action on the Company’s part, become null and void and withdrawn.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement as of the date set forth below.

USA TECHNOLOGIES, INC.

Date: October 19, 2015	By:	/s/ Stephen P. Herbert
Stephen P. Herbert,
Chief Executive Officer

Date: October 19, 2015	/s/ David M. DeMedio
DAVID M. DEMEDIO

EXHIBIT A
Form of Resignation letter

David M. DeMedio
95 Cherry Farm Lane
West Chester, PA 19382

October 19, 2015

USA Technologies, Inc.
100 Deerfield Lane
Suite 140
Malvern, PA 19355

To the Corporate Secretary of USA Technologies, Inc.:

I hereby resign from all positions held by me in USA Technologies, Inc. (the “Company”) and each and every subsidiary or affiliate thereof, including from my position as Chief Services Officer of the Company, effective on October 14, 2015.

Sincerely,

David M. DeMedio

EXHIBIT B

Form of Current Report on Form 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 14, 2015

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365	23‑2679963

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Effective October 14, 2015, David M. DeMedio resigned as Chief Services Officer of USA Technologies, Inc. (the “Company”).

(e) On October 19, 2015, the Company and Mr. DeMedio entered into a Separation Agreement and Release (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. DeMedio resigned as Chief Services Officer of the Company, effective October 14, 2015. The Separation Agreement states that the Company shall provide Mr. DeMedio with (i) an amount of $270,000, which is payable in twenty-six equal consecutive payments of $10,384.62 on a bi-weekly basis; (ii) an amount of $67,500, which is payable in four equal quarterly payments of $16,875; (iii) a lump sum payment of the amount attributable to Mr. DeMedio’s unused paid time off; (iv) group medical and dental insurance coverage for one year to Mr. DeMedio and his eligible dependents at no cost to Mr. DeMedio other than the employee contribution; (v) 28,659 shares of common stock which were previously awarded to Mr. DeMedio, and which had not vested as of the date of his resignation; and (vi) 60,000 non-qualified stock options, exercisable at $1.80 per share, which were previously awarded to Mr. DeMedio, and which had not vested as of the date of his resignation.

The Separation Agreement provides that, in consideration of the payments described above, Mr. DeMedio shall cooperate with, and provide consulting services to, the Company with respect to, among other things, transition and succession matters and requests for information about the business of the Company. During the first year following the date of the Separation Agreement, Mr. DeMedio has agreed to provide consulting services of up to 10 hours per week, with the aggregate number of hours not exceeding 250 hours.

The Separation Agreement provides that the confidentiality and restrictive covenant provisions of Mr. DeMedio’s employment agreement, as amended, shall remain in full force and effect in accordance with their terms. Mr. DeMedio has released the Company and certain other parties from and against any and all claims he may have.

The foregoing summary of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

Exhibit 10.1                          Separation Agreement and Release  between the Company and David M. DeMedio, dated October 19, 2015

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

Dated: October 20, 2015	By:	/s/Stephen P. Herbert
Stephen P. Herbert,
Chairman and Chief Executive Officer

Index to Exhibits
Exhibit No.	Description of Exhibit

10.1	Separation Agreement and Release between the Company and David M. DeMedio, dated October 19, 2015